ContactS:
Catherine K. Jessup
The Topps Company, Inc.
212-376-0300

or

Betsy Brod/Jonathan Schaffer
Brod Group, LLC
212.750.5800

FOR IMMEDIATE RELEASE



New York, NY, June 19, 2003 - The Topps Company, Inc. (Nasdaq: TOPP) confirmed today that it has received a Statement of Objections from the European Commission relating to an investigation commenced by the Commission in 2000. The investigation has been previously reported in the Company's securities filings.

The Statement of Objections is the first formal step in the Commission's antitrust investigation relating to certain alleged practices of Topps' subsidiaries relating to the sale of Pokemon products in Europe. In its Statement, the Commission has come to the preliminary conclusion that Topps and its European subsidiaries infringed Article 81 of the EC Treaty (prohibition of anti-competitive agreements) during 2000 by preventing parallel trade of products in some EU member states.

A full response by Topps' European subsidiaries to the Commission's Statement of Objections is planned. Topps will vigorously defend its interests in this matter.

The Topps Company, Inc. is an international marketer of confectionery and entertainment products. Founded in 1938, Topps created Bazooka bubble gum in 1947 and marketed its first baseball cards in 1951. For additional information about Topps, please visit the Company website at www.topps.com.